EXHIBIT 21

Name of Subsidiary	Jurisdiction of Incorporation
Micros-Fidelio Australia Pty Ltd.	Australia
Micros Fidelio Austria GmbH	Austria
Micros Retail Austria GmbH	Austria
Micros-Fidelio Brazil Ltda.	Brazil
Micros-Fidelio (Canada) Ltd.	Canada
Micros-Fidelio Cyprus Ltd.	Cyprus
Commercialware, Inc.	Delaware, USA
JTECH Communications, Inc.	Delaware, USA
Micros Canada LLC	Delaware, USA
Micros E-Commerce LLC (fka TIG Global, LLC)	Delaware, USA
Micros-Fidelio Finland Oy	Finland
Fidelio Cruise Inc.	Florida, USA
Micros-Fidelio France, S.A.S.	France
Fidelio Cruise GmbH	Germany
Micros-Fidelio GmbH	Germany
Torex Retail Solutions GmbH	Germany
Micros-Fidelio Hong Kong, Ltd.	Hong Kong
Micros-Fidelio Hungary Kft	Hungary
Fidelio India Pvt Ltd.	India
Micros-Fidelio (Ireland) Ltd.	Ireland
Micros-Fidelio Holdings Ltd.	Ireland
Micros-Fidelio Italy S.r.l.	Italy
Micros-Retail Italia S.r.l.	Italy
Micros-Fidelio Japan Ltd.	Japan
Micros-Fidelio Macau Limited	Macau
Micros-Fidelio Malaysia Sdn. Bhd.	Malaysia
Micros-Fidelio Mexico S.A. de C.V.	Mexico
Fry, Inc.	Michigan, USA
Torex Retail B.V.	Netherlands
Micros-Fidelio Norway A/S	Norway
Datavantage Corporation	Ohio, USA
Micros-Fidelio Poland Sp.Z.o.o.	Poland
Micros-Fidelio Caribbean Inc.	Puerto Rico
Micros-Fidelio Singapore Pte Ltd.	Singapore
Micros-Fidelio Systems España S.L.	Spain
Micros-Fidelio Sweden A.B.	Sweden
Micros-Fidelio Suisse A.G.	Switzerland
Micros-Fidelio Thailand Co Ltd	Thailand
Micros Retail & Manufacturing Ltd.	United Kingdom
Micros Systems (UK) Ltd.	United Kingdom
Torex RBS Ltd.	United Kingdom
Torex Retail Holdings Ltd.	United Kingdom

The Company has additional subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 30, 2012.